News

DENBURY REACQUIRES THE NEJD AND FREE STATE CO2 PIPELINES

Reduces Debt and Lowers Interest Expense While Maximizing
Flexibility for Future CCUS Operations

PLANO, Texas – November 4, 2020 – Denbury Inc. (NYSE: DEN) (“Denbury” or the “Company”) today announced that it has restructured its long-standing CO2 pipeline arrangements with Genesis Energy, L.P. (“Genesis”), covering:

•
the 183-mile Northeast Jackson Dome (NEJD) Pipeline system which runs south from Denbury’s Jackson Dome CO2 source field to near Donaldsonville, Louisiana, where it connects into Denbury’s Green Pipeline extending across south Louisiana and southeast Texas to near Houston, and

•	the 86-mile Free State Pipeline which runs from Jackson Dome to Denbury’s oil fields in eastern Mississippi.

Under the terms of the agreements executed on October 30, 2020, (a) Denbury reacquired the NEJD Pipeline system from Genesis in exchange for $70 million, to be paid in four equal payments during 2021, representing full settlement of all remaining obligations under the NEJD secured financing lease; and (b) Denbury reacquired the Free State Pipeline from Genesis in exchange for a one-time payment of $22.5 million on October 30, 2020. Denbury plans to fund these payments with excess cash flow and borrowings under its bank credit facility.

Denbury historically recorded the NEJD and Free State pipeline financing arrangements as debt on its balance sheet, which totaled approximately $116 million prior to the application of fresh start accounting on September 18, 2020, as part of Denbury’s exit from bankruptcy. As a result of these transactions and the application of fresh start accounting, Denbury’s total remaining debt obligations associated with the NEJD and Free State pipeline financing arrangements were reduced by approximately $25 million, to approximately $91 million.

NEJD Pipeline System Transaction Details

•
In May 2008, Denbury conveyed ownership of the NEJD Pipeline system to Genesis for $175 million and entered into a 20-year financing lease agreement to repay Genesis its principal amount plus interest at an effective rate of 10.25%.

•
Before applying fresh start accounting as of September 18, 2020, Denbury’s remaining obligation associated with the NEJD Pipeline financing lease agreement was estimated to be approximately $68 million.

•
In full settlement of all remaining obligations under the NEJD financing lease agreement, Denbury has agreed to pay Genesis a total of $70 million in four equal quarterly payments of $17.5 million each payable on January 31, April 30, July 31 and October 31, 2021. In exchange, on October 30, 2020, Denbury reacquired the NEJD Pipeline system from Genesis.

Free State Pipeline Purchase Details

•	In May 2008, Denbury sold the Free State Pipeline to Genesis for $75 million and entered into a 20-year transportation services agreement with Genesis.

•
Before applying fresh start accounting as of September 18, 2020, Denbury’s recorded debt obligation associated with the Free State Pipeline transportation services agreement was approximately $48 million.

•	On October 30, 2020, Denbury paid $22.5 million to reacquire the Free State Pipeline from Genesis.

Chris Kendall, President and CEO of Denbury said, “We are very pleased to have reached this agreement with Genesis to restructure and simplify these final pieces of our legacy debt obligations. These transactions further reduce our debt and interest expense while ensuring maximum flexibility to both operate our pipeline infrastructure and to accommodate future opportunities. We believe that Denbury’s extensive CO2 pipeline infrastructure is an important strategic asset that is well positioned for the emerging carbon capture, utilization, and storage business, which we believe will drive significant and sustainable future value creation for Denbury.”

ABOUT DENBURY

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent Form 10-Q and its 2019 Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

3